Exhibit 99.1

M3-BRIGADE ACQUISITION III CORP. ANNOUNCES INTENTION TO EXTEND PERIOD TO CONSUMMATE INITIAL BUSINESS COMBINATION

NEW YORK, October 12, 2022 /[PRNewswire]/ -- M3-Brigade Acquisition III Corp. (NYSE: MBSC) (the “Company”) announced today that, upon the request of the Company’s sponsor, M3-Brigade Sponsor III LP (the “Sponsor”), its board of directors has approved an extension of the period of time the Company has to consummate its initial business combination by three months, from the current deadline of October 26, 2022 until January 26, 2023 (the “Extension”), pursuant to the Company’s amended and restated certificate of incorporation.

In connection with the Extension, the Sponsor, or its affiliates or designees will deposit an additional $1,696,500 into the Company’s trust account, in part from the Company’s working capital, for the benefit of the Company’s public stockholders. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with the Extension.

About M3-Brigade Acquisition III Corp.

M3-Brigade Acquisition III Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. We intend to focus its efforts on seeking and consummating an initial business combination with a company that has an enterprise value of at least $1 billion, although a target entity with a smaller or larger enterprise value may be considered. While we may pursue an acquisition opportunity in any business industry or sector and in any geographic region, we expect to focus on businesses or companies which are based in North America and have been impacted by the COVID-19 pandemic or businesses in the renewable energy sector (or related products or services).

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination target. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

M3-Brigade Acquisition III Corp.

c/o M3 Partners, LP

1700 Broadway

19th Floor

New York, NY 10019

www.m3-brigade.com

Investor Relations

Kristin Celauro (212) 202-2223